Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Supervisory Board

ING Groep N.V.

We consent to the use of our reports dated March 3, 2025, with respect to the consolidated financial statements of ING Groep N.V., and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Accountants N.V.

Utrecht, The Netherlands

April 24, 2025

KPMG Accountants N.V., a Dutch limited liability company registered with the trade register in the Netherlands under number

33263683, is a member firm of the global organization of independent member firms affiliated with KPMG International Limited,

a private English company limited by guarantee.